Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2017 Financial Results

•	Net revenue increased 7.5 percent

•	Operating Income increased 71.6 percent

•	Diluted earnings per share was $0.03; Adjusted diluted earnings per share(1) was $0.19 compared to $0.07 in the 2016 first quarter

CHICAGO, April 24, 2017 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of senior-level executive search, leadership consulting and culture shaping services globally, today announced financial results for its first quarter ended March 31, 2017.

(In thousands, except per share amounts) (Unaudited)	Three Months Ended March 31, 2017		Three months ended March 31, 2016
	GAAP	Adjusted*	GAAP
Net revenue (before reimbursements)	$140,006	$140,006	$130,189
Operating income	6,638	8,138	3,868
Net Income	650	3,646	1,325
Diluted Earnings per Share	$0.03	$0.19	$0.07

*	Adjusted operating income, net income and diluted earnings per share reflect results that exclude the impact of a cash settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation.

Krishnan Rajagopalan, Heidrick & Struggles Acting President and Chief Executive Officer, said, “We are pleased with first quarter growth in revenue and profitability. Our Executive Search business showed solid results and has an improved backlog going into the second quarter. We continue to invest in consultant talent to drive future growth. Leadership Consulting continues to grow in size and significance, though it will show quarter to quarter variability in results as it continues to scale. Culture Shaping started off the year slower than we had expected, but our team remains confident in the growth potential for culture-related offerings. The year-over-year improvements in operating income and Adjusted EBITDA(2) reflect the increase in revenue without a corresponding increase in expenses.”

Consolidated net revenue (revenue before reimbursements) increased 7.5 percent, or $9.8 million, to $140.0 million from $130.2 million in the 2016 first quarter, and increased 9.6 percent, or $12.5 million, in constant currency.

Executive Search net revenue increased 7.6 percent year over year, or $8.8 million, to $124.5 million from $115.7 million in the 2016 first quarter. Excluding the impact of exchange rate fluctuations revenue increased $10.6 million or 9.1 percent. All three regions contributed to first quarter year-over-year revenue growth in Executive Search, with Americas up 5.1 percent, Europe up 12.0 percent (21.0 percent on a constant currency basis), and Asia Pacific up 11.9 percent (11.0 percent on a constant currency basis). The Industrial, Healthcare & Life Sciences and Consumer industry practice groups were the primary drivers of the year-over-year growth.

Reflecting the company’s well-established development and training program, 28 people were promoted to consultants as Principals effective January 1, 2017 and six were promoted from Principal to Partner. There were 363 Executive Search consultants at March 31, 2017 compared to 313 at March 31, 2016. Mostly reflecting the large number of promotions in the quarter, productivity, as measured by annualized Executive Search net revenue per consultant, was $1.4 million in the 2017 first quarter compared to $1.5 million in the 2016 first quarter. The number of confirmed searches in the 2017 first quarter increased 7.8 percent compared to the 2016 first quarter and the average revenue per executive search was $103,300 compared to $103,600 in the 2016 first quarter.

Leadership Consulting net revenue increased 59.6 percent, or $3.7 million, to $9.8 million from $6.1 million in the 2016 first quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted Leadership Consulting revenue by $0.7 million, revenue increased $4.4 million or 71.8 percent. The year-over-year increase mostly reflects the acquisitions of Decision Strategies International (DSI) in February 2016 and Philosophy IB in September 2016. There were 20 Leadership Consulting consultants at March 31, 2017 compared to 19 at March 31, 2016.

Culture Shaping net revenue declined 31.0 percent, or $2.5 million, to $5.8 million from $8.3 million in the 2016 first quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted Culture Shaping revenue by $0.2 million, revenue declined $2.4 million or 29.0 percent. The decline in revenue reflected lower consulting revenue and a decline in enterprise agreements as a result of a slower than expected start to the year. There were 18 Culture Shaping consultants at March 31, 2017 compared to 17 at March 31, 2016.

On March 31, 2017, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. The net impact recorded in the 2017 first quarter was $3.7 million, less than HMRC’s proposed adjustment of $4.8 million as valued on December 31, 2016. HMRC had challenged that the contributions made to the Trusts should have been subject to Pay As You Earn Tax and Class 1 National Insurance Contributions in the United Kingdom. Heidrick & Struggles, among other companies, was first notified by HMRC of its challenge in 2010 and had been appealing since, as documented in the company’s filings with the SEC.

Consolidated salaries and employee benefits expense in the 2017 first quarter increased 6.7 percent, or $6.1 million, to $97.2 million from $91.1 million in the 2016 first quarter. Fixed compensation expense increased $6.4 million, mostly reflecting compensation related to the acquisitions made in 2016 and new hires, primarily in Search. The increase also reflects $1.5 million related to the settlement with the HMRC as noted above. Variable compensation expense decreased $0.3 million. The composition of salaries and employee benefits, between fixed and variable expense, reflects investments the company made in 2016 including a large increase in new consultants with higher fixed compensation who have yet to reach full productivity. Salaries and employee benefits expense was 69.5 percent of net revenue for the quarter compared to 70.0 percent in the 2016 first quarter.

General and administrative expenses increased 2.6 percent, or $0.9 million, to $36.1 million from $35.2 million in the 2016 first quarter. Most of this increase reflects costs associated with ongoing general and administrative expenses related to the acquisitions made in 2016, including the expense of third-party consultants and contractors to execute work for leadership consulting services. As a percentage of net revenue, general and administrative expenses were 25.8 percent compared to 27.0 percent in the 2016 first quarter.

Operating income in the 2017 first quarter increased 71.6 percent to $6.6 million and operating margin was 4.7 percent. This compares to operating income of $3.9 million and operating margin of 3.0 percent in the 2016 first quarter. Adjusted EBITDA(2) in the 2017 first quarter increased 14.0 percent, or $1.5 million, to $12.3 million compared to $10.8 million in the 2016 first quarter. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenue) in the 2017 first quarter was 8.8 percent compared to 8.3 percent in the 2016 first quarter. The improvements in operating income and adjusted EBITDA were primarily driven by the increase in revenue from Executive Search and Leadership Consulting.

Net income in the 2017 first quarter declined $0.7 million to $0.7 million and diluted earnings per share was $0.03, based on an effective tax rate of 84.1 percent in the quarter and a full-year projected tax rate of approximately 44 percent. The decline in net income largely reflects the net $3.7 million settlement with the HMRC described above and the non-deductibility of the settlement, as well as other discrete items in the first quarter. Excluding the settlement, diluted earnings per share would have been $0.19 based on an effective tax rate of 54.1 percent. In the 2016 first quarter, the company reported net income of $1.3 million and diluted earnings per share of $0.07 based on an effective tax rate of 66.8 percent in the quarter.

Net cash used by operating activities in the 2017 first quarter, which includes annual bonus payments, was $110.5 million, compared to $119.2 million in the 2016 first quarter. Following the payment of bonuses, cash and cash equivalents at March 31, 2017 were $68.3 million ($43.3 million net of debt) compared to $165.0 million at December 31, 2016, and $62.0 million at March 31, 2016.

2017 Second Quarter Outlook

The company is forecasting second quarter 2017 consolidated net revenue of between $153 million and $163 million. This forecast is based on the average currency rates in March 2017 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments and Culture Shaping services, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Rajagopalan added, “Heidrick’s brand, influence and position in the global marketplace have never been stronger. Leveraging our current platform, we intend to expand our impact in Executive Search and to strengthen and grow our Leadership Consulting and Culture Shaping service offerings.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its first quarter 2017 results today, April 24, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick &

Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted diluted earnings per share, Adjusted EBITDA and Adjusted EBITDA margin. (1)Adjusted diluted earnings per share reflects the exclusion of a cash settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation. (2)Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earnout accretion expense related to acquisitions, restructuring charges, goodwill impairment, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last page of this release. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2016, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed - Vice President, Investor Relations & Real Estate

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon - Vice President, Corporate Communications, Marketing

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$140,006	$130,189	$9,817	7.5%
Reimbursements	4,171	4,098	73	1.8%

Total revenue	144,177	134,287	9,890	7.4%

Operating expenses:
Salaries and employee benefits	97,235	91,118	6,117	6.7%
General and administrative expenses	36,133	35,203	930	2.6%
Reimbursed expenses	4,171	4,098	73	1.8%

Total operating expenses	137,539	130,419	7,120	5.5%

Operating income	6,638	3,868	2,770	71.6%

Non-operating income (expense):
Interest, net	197	72
Other, net	(2,741)	49

Net non-operating income (expense)	(2,544)	121

Income before income taxes	4,094	3,989
Provision for income taxes	3,444	2,664

Net income	650	1,325
Other comprehensive income, net of tax	2,625	1,330

Comprehensive income	$3,275	$2,655

Basic weighted average common shares outstanding	18,628	18,448
Dilutive common shares	591	531

Diluted weighted average common shares outstanding	19,219	18,979

Basic net income per common share	$0.03	$0.07
Diluted net income per common share	$0.03	$0.07

Salaries and employee benefits as a % of net revenue	69.5%	70.0%
General and administrative expense as a % of net revenue	25.8%	27.0%
Operating income as a % of net revenue	4.7%	3.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,
					2017	2016
	2017	2016	$ Change	% Change	Margin *	Margin *
Revenue:
Executive Search
Americas	$77,098	$73,390	$3,708	5.1%
Europe	26,205	23,401	2,804	12.0%
Asia Pacific	21,182	18,937	2,245	11.9%

Total Executive Search	124,485	115,728	8,757	7.6%
Leadership Consulting	9,766	6,118	3,648	59.6%
Culture Shaping	5,755	8,343	(2,588)	-31.0%

Revenue before reimbursements (net revenue)	140,006	130,189	9,817	7.5%
Reimbursements	4,171	4,098	73	1.8%

Total revenue	$144,177	$134,287	$9,890	7.4%

Operating income (loss):
Executive Search
Americas	$19,067	$17,794	$1,273	7.2%	24.7%	24.2%
Europe	99	1,289	(1,190)	-92.3%	0.4%	5.5%
Asia Pacific	3,320	619	2,701	436.3%	15.7%	3.3%

Total Executive Search	22,486	19,702	2,784	14.1%	18.1%	17.0%
Leadership Consulting	(882)	(2,561)	1,679	65.6%	-9.0%	-41.9%
Culture Shaping	(2,965)	(2,056)	(909)	-44.2%	-51.5%	-24.6%

Total segments	18,639	15,085	3,554	23.6%	13.3%	11.6%
Global Operations Support	(12,001)	(11,217)	(784)	-7.0%	-8.6%	-8.6%

Total operating income	$6,638	$3,868	$2,770	71.6%	4.7%	3.0%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$68,329	$165,011
Accounts receivable, net	111,366	93,191
Prepaid expenses	24,407	21,602
Other current assets	16,539	13,779
Income taxes recoverable	4,454	4,847

Total current assets	225,095	298,430

Non-current assets:
Property and equipment, net	40,057	35,099
Assets designated for retirement and pension plans	15,896	15,698
Investments	19,763	17,346
Other non-current assets	14,257	9,322
Goodwill	152,558	151,844
Other intangible assets, net	19,009	20,690
Deferred income taxes	30,873	33,073

Total non-current assets	292,413	283,072

Total assets	$517,508	$581,502

Current liabilities:
Accounts payable	$9,880	$7,952
Accrued salaries and employee benefits	72,076	155,523
Deferred revenue, net	32,482	28,367
Other current liabilities	23,200	24,133
Income taxes payable	4,402	4,617

Total current liabilities	142,040	220,592

Non-current liabilities:
Non-current debt	25,000	—
Accrued salaries and employee benefits	21,804	34,993
Retirement and pension plans	41,766	39,039
Other non-current liabilities	28,381	28,288

Total non-current liabilities	116,951	102,320

Stockholders’ equity	258,517	258,590

Total liabilities and stockholders’ equity	$517,508	$581,502

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows - operating activities:
Net income	$650	$1,325
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,808	3,672
Deferred income taxes	2,381	2,270
Stock-based compensation expense	1,640	1,831
Accretion expense related to earnout payments	426	345
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(17,179)	(17,048)
Accounts payable	(325)	1,523
Accrued expenses	(98,115)	(105,719)
Deferred revenue	3,871	4,304
Income taxes payable, net	323	(5,812)
Retirement and pension assets and liabilities	2,393	2,294
Prepaid expenses	(2,604)	(2,564)
Other assets and liabilities, net	(7,795)	(5,603)

Net cash used in operating activities	(110,526)	(119,182)

Cash flows - investing activities:
Restricted cash	—	6,501
Acquisition of business	—	(8,770)
Capital expenditures	(4,163)	(721)
Purchases of available for sale investments	(1,806)	(2,132)
Proceeds from sale of available for sale investments	256	119

Net cash used in investing activities	(5,713)	(5,003)

Cash flows - financing activities:
Proceeds from line of credit	40,000	—
Payments on line of credit	(15,000)	—
Cash dividends paid	(2,598)	(2,450)
Payment of employee tax withholdings on equity transactions	(2,392)	(2,676)
Acquisition earnout payments	(2,189)	(387)

Net cash provided by (used in) financing activities	17,821	(5,513)

Effect of exchange rate fluctuations on cash and cash equivalents	1,736	1,293

Net decrease in cash and cash equivalents	(96,682)	(128,405)
Cash and cash equivalents at beginning of period	165,011	190,452

Cash and cash equivalents at end of period	$68,329	$62,047

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue before reimbursements (net revenue)	$140,006	$130,189

Net income	650	1,325
Interest, net	(197)	(72)
Other, net	2,741	(49)
Provision for income taxes	3,444	2,664

Operating income	6,638	3,868

Adjustments
Salaries and employee benefits
Stock-based compensation expense	1,640	1,831
Senn Delaney retention awards	—	1,073
General and administrative expenses
Depreciation	1,834	2,285
Intangible amortization	1,767	1,387
Earnout accretion	426	345

Total adjustments	5,667	6,921

Adjusted EBITDA	$12,305	$10,789

Adjusted EBITDA Margin	8.8%	8.3%